Exhibit 3.20

OPERATING AGREEMENT

OF

CCG REALTY GROUP LLC

THIS OPERATING AGREEMENT, dated as of October 20, 2014 (the “Effective Date”) is adopted, executed, and agreed to, for good and valuable consideration, by the Member (as defined below) and Manager (as defined below).

ARTICLE I

DEFINITIONS

The following terms used in this Operating Agreement shall have the following meanings (unless otherwise expressly provided herein):

“Articles of Organization” means the Articles of Organization of CCG Realty Group LLC as filed with the Secretary of State of Georgia as the same may be amended from time to time.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Company” means CCG Realty Group LLC.

“Distributable Cash” means all cash, revenues and funds received by the Company from Company operations, less the sum of the following to the extent paid or set aside by the Company: (a) all principal and interest payments on indebtedness of the Company and all other sums paid to lenders; (b) all principal and interest payments on indebtedness of the Company, if any, to Member; (c) all cash expenditures incurred incident to the normal operation of the Company’s business; (d) such Reserves as the Manager deems reasonably necessary to the proper operation of the Company’s business.

“Entity” means any general partnership, limited partnership, limited liability company, corporation, joint venture, trust, business trust, cooperative or association or any foreign trust or foreign business organization.

“Georgia Act” means The Georgia Limited Liability Company Act at O.C.G.A. § 14-11-100, et seq.

“Majority Vote” means the vote or written consent of Managers representing a majority of all Managers of the Company entitled to vote on or consent to the issue in question.

“Manager” means Century Communities of Georgia, LLC, a Colorado limited liability company.

“Member” means Century Communities of Georgia, LLC, a Colorado limited liability company.

“Membership Interest” means a Member’s entire interest in the Company, including the right to vote on, consent to, or otherwise participate in any decision or action of or by the Member granted pursuant to this Operating Agreement or the Georgia Act.

“Operating Agreement” means this Operating Agreement as originally executed and as amended from time to time.

“Person” means any individual or Entity, and the heirs, executors, administrators, legal representatives, successors, and assigns of such “Person” where the context so permits.

“Reserves” means, with respect to any fiscal period, funds set aside or amounts allocated during such period to reserves which shall be maintained in amounts deemed sufficient by the Manager for working capital and to pay taxes, insurance, debt service or other costs or expenses incident of the ownership or operation of the Company’s business.

“Treasury Regulations” or “Regulations” means the Federal Income Tax Regulations promulgated under the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).

ARTICLE II

FORMATION OF COMPANY

2.01 Formation. The Company was formed by its organizer as a Georgia Limited Liability Company by executing and delivering articles of organization to the Secretary of State of Georgia in accordance with the provisions of the Georgia Act.

2.02 Name. The name of the Company is CCG Realty Group LLC.

2.03 Principal Place of Business. The principal address of the Company is 8390 E. Crescent Parkway, Suite 650, Greenwood Village, Colorado 80111. The Company may locate its places of business and registered office at any other place or places as the Manager may from time to time deem advisable.

2.04 Registered Office and Registered Agent. The Company’s current registered office shall be at the office of its registered agent at 1201 Peachtree Street NE, Atlanta, Fulton County, Georgia 30361 and the name of its registered agent at such address is National Registered Agents, Inc. The registered office and registered agent may be changed from time to time by filing the address of the new registered office and/or the name of the new registered agent with the Secretary of State of Georgia pursuant to the Georgia Act and the applicable rules promulgated thereunder.

2.05 Term. The term of the Company shall commence on the date the Articles of Organization were filed with the Secretary of State of Georgia and shall continue thereafter in perpetuity unless earlier dissolved in accordance with the provisions of this Operating Agreement or the Georgia Act.

ARTICLE III

BUSINESS OF COMPANY

3.01 Purposes. The business of the Company shall be:

(a) To accomplish any lawful business whatsoever, or which shall at any time appear conducive to or expedient for the protection or benefit of the Company and its assets.

(b) To exercise all other powers necessary to or reasonably connected with the Company’s business which may be legally exercised by limited liability companies under the Georgia Act.

(c) To engage in all activities necessary, customary, convenient, or incident to any of the foregoing.

3.02 Powers. The Company shall have any and all powers which are necessary or desirable to carry out the purposes and business of the Company, to the extent the same may be legally exercised by limited liability companies under the Georgia Act. The Company shall carry out the foregoing activities pursuant to the provisions set forth in the Articles of Organization and this Operating Agreement.

ARTICLE IV

NAME AND ADDRESS OF MEMBER

4.01 Name and Address of Member. The name and address of the sole Member is as follows:

Name:	Address:
Century Communities of Georgia, LLC	8390 E. Crescent Parkway Suite 650 Greenwood Village, Colorado 80111

ARTICLE V

RIGHTS AND DUTIES OF MANAGERS

5.01 Management. The business and affairs of the Company shall be managed by its Manager. The Manager shall have full and complete authority, power, and discretion to manage and control the business, affairs, and properties of the Company, to make all decisions regarding those matters and to perform any and all other acts or activities customary or incident to the management of the Company’s business, all in accordance with the terms hereof. At any time when there is more than one Manager, all decisions and actions of the Managers shall be approved by a Majority Vote except as otherwise provided.

5.02 Appointment of Officers or Authorized Persons. The Manager may appoint certain agents of the Company to be referred to as “Officers” of the Company and designate such titles (such as Chief Executive Officers, President, Vice-President, Secretary, and Treasurer) as are customary for corporations under Georgia law, and such Officers shall have the power, authority, and duties described by resolution of the Manager and in Section 5.01. In addition to or in lieu of Officers, the Manager may authorize any person to take any action or perform any duties on behalf of the Company (including any action or duty reserved to any particular Officer) and any such person may be referred to as an “Authorized Person.” An employee or other agent of the Company shall not be an Authorized Person unless specifically appointed as such by the Manager. The Manager shall have the sole and exclusive authority to terminate or remove any Officer.

5.03 Tenure. The Manager shall hold office until removed, withdrawal, or resignation.

5.04 Manager Authority. The Manager have the power, on behalf of the Company, to do all things necessary or convenient to carry out the business and affairs of the Company except the following actions, which shall be reserved to the Member:

(a) The admission of an additional Member;

(b) The change in the purpose of the Company;

(c) The approval of a merger, conversion or the application of any statute (the application of which is elective) to the Company;

(d) The sale, exchange, or other disposition of all, or substantially all, of the property other than in the ordinary course of the Company’s business; and

(e) The amendment of this Operating Agreement.

5.05 Responsibilities of the Manager. The Manager shall:

(a) Have a fiduciary responsibility for the safekeeping and use of all the funds and assets of the Company;

(b) Devote such of its time and efforts to the business of the Company as the Manager shall, in its discretion, exercised in good faith, determine to be necessary to conduct the business of the Company;

(c) File and publish all certificates, statements, or other instruments required by law for formation, qualification and operation of the Company and for the conduct of its business in all appropriate jurisdictions;

(d) Cause the Company to be protected by public liability, property damage and other insurance to the extent the Manager determines, in its discretion, such coverage to be appropriate and cost-effective in light of the business of the Company.

ARTICLE VI

RIGHTS AND DUTIES OF MEMBER

6.01 Members are Not Agents. Pursuant to Section 5, the management of the Company is vested exclusively in the Manager. The Member, acting solely in the capacity of a Member, is not an agent of the Company nor can the Member in such capacity bind nor execute any instrument on behalf of the Company.

6.02 Member Has No Exclusive Duty to Company. The Member may have other business interests and may engage in other activities in addition to those relating to the Company. The Member shall incur no liability to the Company as a result of engaging in any other business or venture.

ARTICLE VII

LIABILITIES OF MANAGERS AND MEMBER

7.01 Limitation on Liability. The liability of the Member and Manager shall be limited as set forth in this Operating Agreement, the Georgia Act, and other applicable law.

7.02 No Liability for Company Obligations. The Member will have no personal liability for any debts or losses of the Company beyond the Member’s respective contributions, except as provided by law. The Manager shall not be liable for the liabilities of the Company.

7.03 Indemnification. The Company shall indemnify the Member and Manager for all costs, losses, liabilities, and damages paid or accrued by the Member or Manager in connection with the business of the Company to the fullest extent provided for or allowed by the Georgia Act.

ARTICLE VIII

LOANS

8.01 Member Loans to Company. Nothing in this Operating Agreement shall prevent the Member from making secured or unsecured loans to the Company by agreement with the Company on such terms as may be approved by the Manager.

8.02 Manager Loans to Company. The Manager may, but will have no obligation to, make loans to the Company on such terms as may be approved by the Manager.

ARTICLE IX

DISTRIBUTIONS

9.01 Distributions. All distributions of Distributable Cash shall be made at such times and in such amounts as the Manager may determine.

9.02 Limitation Upon Distributions. No distribution shall be made to the Member if prohibited by O.C.G.A. § 14-11-407.

ARTICLE X

BOOKS AND RECORDS

10.01 Accounting Period. The Company’s accounting period shall be the calendar year.

10.02 Records. At the expense of the Company, the Manager shall maintain records and accounts of all operations and expenditures of the Company and those records required by the Georgia Act. The Member shall keep such records at its principal place of business.

10.03 Tax Returns. At the expense of the Company, the Manager shall cause the preparation and timely filing of all tax returns required to be filed by the Company pursuant to the Code and all other tax returns deemed necessary and required in each jurisdiction in which the Company does business.

ARTICLE XI

TRANSFERABILITY

The Member shall have the right to sell, assign, pledge, hypothecate, transfer, exchange or otherwise transfer all or part of his Membership Interest. Any assignee (other than judgment creditors) of such Membership Interest shall become a Member automatically upon an assignment.

ARTICLE XII

DISSOLUTION AND TERMINATION

12.01 Dissolution. The Company shall be dissolved upon the occurrence of a determination by the Managers, with a Majority Vote, to terminate the Company. Notwithstanding any provision of the Georgia Act to the contrary, the Company shall continue and not dissolve as a result of the death, retirement, resignation, expulsion, bankruptcy, or dissolution of any Member or any other event that terminates the continued membership of the Member.

12.02 Effect of Dissolution. Upon dissolution, the Company shall cease to carry on its business, except as permitted by O.C.G.A. §14-11-605. Upon dissolution, the Manager shall file a statement of commencement of winding up pursuant of O.C.G.A. §14-11-606 and publish the notice permitted by O.C.G.A. §14-11-608.

12.03 Winding Up, Liquidation and Distribution of Assets.

(a) Upon dissolution, the Manager shall immediately proceed to wind up the affairs of the Company.

(b) If the Company is dissolved and its affairs are to be wound up, the Manager shall:

(i) Sell or otherwise liquidate all of the Company’s assets as promptly as practicable (except to the extent the Manager may determine to distribute any assets to the Member in kind);

(ii) Discharge all liabilities of the Company, including liabilities to the Member as a creditor, to the extent otherwise permitted by law, and establish such Reserves as may be reasonably necessary to provide for contingent or other liabilities of the Company; and

(iii) Distribute the remaining assets to the Member.

(c) Upon completion of the winding up, liquidation, and distribution of the assets, the Company shall be deemed terminated.

(d) The Manager shall comply with any applicable requirements of applicable law pertaining to the winding up of the affairs of the Company and the final distribution of its assets.

12.04 Certificate of Termination. When all debts, liabilities and obligations have been paid and discharged or adequate provisions have been made therefore and all of the remaining property and assets have been distributed to the Member, a Certificate of Termination may be executed and filed with the Secretary of State of Georgia in accordance with O.C.G.A. §14-11-610.

ARTICLE XIII

MISCELLANEOUS PROVISIONS

13.01 Application of Georgia Law. This Operating Agreement and the application of interpretation hereof, shall be governed exclusively by its terms and by the laws of the State of Georgia, and specifically the Georgia Act.

13.02 Construction. Whenever the singular number is used in this Operating Agreement and when required by the context, the same shall include the plural and vice versa, and the masculine gender shall include the feminine and neuter genders and vice versa.

13.03 Headings. The headings in this Operating Agreement are inserted for convenience only and are in no way intended to describe, interpret, define, or limit the scope, extent or intent of this Operating Agreement or any provision hereof.

13.04 Waivers. The failure of any party to seek redress for violation of or to insist upon the strict performance of any covenant or condition of this Operating Agreement shall not prevent a subsequent act, which would have originally constituted a violation, from having the effect of an original violation.

13.05 Severability. If any provision of this Operating Agreement or the application thereof to any person or circumstance shall be invalid, illegal or unenforceable to any extent, the remainder of this Operating Agreement and the application thereof shall not be affected and shall be enforceable to the fullest extent permitted by law.

13.06 Heirs, Successors and Assigns. Each and all of the covenants, terms, provisions, and agreements herein contained shall be binding upon and inure to the benefit of the parties hereto and, to the extent permitted by this Operating Agreement, their respective heirs, legal representatives, successors, and assigns.

13.07 Creditors. None of the provisions of this Operating Agreement shall be for the benefit of or enforceable by any creditors of the Company.

13.08 Federal Income Tax Elections. All elections required or permitted to be made by the Company under the Code shall be made by the Manager. Century Communities of Georgia, LLC shall represent the Company and the Member as “tax matters partner” within the meaning of the Code. The Manager may select a different tax matters partner at any time and from time to time.

13.09 Amendments. Any amendment to this Operating Agreement shall be made in writing and signed by the Member.

13.10 Power of Attorney. The Manager shall at all times during the term of the Company have a special and limited power of attorney as the attorney-in-fact for the Member, with power and authority to act in the name and on behalf of the Member to execute, acknowledge, and swear to in the execution, acknowledgment and filing of documents which are not inconsistent with the provisions of this Operating Agreement.

13.11 Time. TIME IS OF THE ESSENCE OF THIS OPERATING AGREEMENT, AND TO ANY PAYMENTS, ALLOCATIONS, AND DISTRIBUTIONS SPECIFIED UNDER THIS OPERATING AGREEMENT.

[SIGNATURES ON FOLLOWING PAGE]

IN WITNESS WHEREOF, this Operating Agreement has been signed, sealed, and delivered as of the Effective Date.

MEMBER:

CENTURY COMMUNITIES OF GEORGIA, LLC, a Colorado limited liability company

By:	Century Communities, Inc., a Delaware corporation, its Manager

	By:	/s/ David Messenger
		Name:	David Messenger
		Title:	Chief Financial Officer

MANAGER:

CENTURY COMMUNITIES OF GEORGIA, LLC, a Colorado limited liability company

By:	Century Communities, Inc., a Delaware corporation, its Manager

	By:	/s/ David Messenger
		Name:	David Messenger
		Title:	Chief Financial Officer